Exhibit 99.1

KINGSWAY ANNOUNCES $19.5 MILLION ACQUISITION

OF IMAGE SOLUTIONS LLC

Management to Host Conference Call Wednesday, October 16, at 5 p.m. ET

●	Expected to be immediately accretive
●	Adds $9.8 million of annual unaudited revenue and $3.1 million of annual unaudited adjusted EBITDA
●	Capital light, highly recurring revenue business in stable and growing market
●	Latest acquisition under the Kingsway Search Xcelerator platform

Chicago – September 27, 2024 - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced the acquisition of Image Solutions LLC (“Image Solutions”), an information technology managed services provider (IT MSP) for $19.5 million, plus transaction expenses and a working capital adjustment, in an all-cash transaction funded with cash on hand and $7.75 million in debt financing. Management will host a conference call Wednesday, October 16, at 5 p.m. ET to discuss the transaction.

J.T. Fitzgerald, Kingsway President and CEO, said, "The Image Solutions business aligns perfectly with our growing Xcelerator portfolio. It has proven itself a reliable partner for its clients through its dedication to consistent, premium IT hardware and support offerings, and we intend to maintain the delivery of outstanding benefits to the company’s customers. Davide Zanchi, the Operator-in-Residence for this transaction, will transition into the CEO role, while the Founder, Garrett Williams, will remain as an advisor during a transition period. We are excited to welcome the Image Solutions team to the Kingsway family."

Image Solutions (www.imagesolutions-online.com/), a provider of IT Managed Services, was founded in 2003 by a veteran in the IT equipment sales industry. Originally, Image Solutions served as a distributor of IT equipment to hospitals and small businesses in North Carolina. Since 2010, Image Solutions has expanded its offerings and now operates three business units: equipment sales, service, and helpdesk. Image Solutions is considered one of the largest IT service providers in western North Carolina, providing comprehensive IT services for both hardware and software and employs 35 people.

Davide Zanchi, Kingsway Operator-in-Residence and newly appointed CEO, said "Image Solutions has built a great business in the field of IT managed services, boasting an impressive track record and enthusiastic client endorsements that drive an expanding roster of fresh prospects. Notably, its operations feature approximately 85% recurring revenue with low churn, strong margins, impressive historical organic growth, and presence in a steady, flourishing sector and geography. While evaluating this purchase, it became evident that Image Solutions sets the industry standard for outsourced IT management. I am enthusiastic about collaborating with the team to gain insights and, using a measured strategy, propel this enterprise to new heights."

The transaction was structured as a purchase of all the issued and outstanding membership interests in Image Solutions. Financing was provided by Avidbank. Holland & Knight LLP served as legal counsel to Kingsway.

Conference Call Information

Date: Wednesday, October 16, 2024

Time: 5 p.m. Eastern Time

Toll Free: 888-506-0062; Code: 846941

International: 973-528-0011; Code: 846941

Live Webcast Link: https://www.webcaster4.com/Webcast/Page/2928/51353

Conference Call Replay Information

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 51353

Replay Webcast Link: https://www.webcaster4.com/Webcast/Page/2928/51353

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty and business services industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol "KFS."

The Company serves the extended warranty industry through its operating subsidiaries IWS (iwsgroup.com), Penn Warranty (pennwarranty.com), Preferred Warranties (preferredwarranties.com) and Trinity Warranty Solutions (trinitywarranty.com).

The Company serves the business services industry through its operating subsidiaries CSuite (csuitefinancialpartners.com), Ravix (ravixgroup.com), Secure Nursing Service (securenursing.com), SPI Software (spisoftware.com), Digital Diagnostics, Inc (ddimagingusa.com) and Image Solutions (imagesolutions-online.com).

Additional Information

Additional information about Kingsway, including a copy of its Annual Reports can be accessed on the EDGAR section of the U.S. Securities and Exchange Commission's website at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through the Company's website at www.kingsway-financial.com.

For Investor Inquiries: Hayden IR James Carbonara (646) 755-7412 james@haydenir.com	For Company Inquiries: Kingsway Financial Services Inc. Kent Hansen, CFO (312) 766-2163 khansen@kingsway-financial.com